
                                                                    EXHIBIT 10.5

                          ASSET ACQUISITION AGREEMENT
                                BY AND BETWEEN
                            TERRACE HOLDINGS, INC.
                            A DELAWARE CORPORATION,
                                      AND
                       A ONE A WHOLESALE PRODUCE, INC.,
                             A FLORIDA CORPORATION

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                               TABLE OF CONTENTS
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1.   DEFINITIONS...............................................   1

     1.1    Affiliate..........................................   1
     1.2    Ancillary Documents................................   1
     1.3    Assets.............................................   1
     1.4    Code...............................................   3
     1.5    Liabilities........................................   3
     1.6    Rights.............................................   3

2.   SALE OF ASSETS AND ISSUANCE OF STOCK......................   3

     2.1    Purchase and Sale of Assets and Rights.............   3
     2.2    Delivery of Possession and Instruments
            of Transfer........................................   4

3.   CONSIDERATION.............................................   4

     3.1    Cash Consideration.................................   4
     3.2    Time and Mode of Cash Payment......................   4
     3.3    Issuance of THI Shares of Capital Stock............   4
     3.4    Other Consideration................................   5
     3.5    Acquisition Audit..................................   5
     3.6    Allocation of Consideration for Tax Purposes.......   6
     3.7    Escrow Deposit and Uses Thereof....................   6

4.   CLOSING...................................................   6

     4.1    Closing and Closing Date...........................   6

5.   REPRESENTATIONS AND WARRANTIES OF A-1-A...................   7

     5.1    Organization, Good Standing, Power, Etc............   7
     5.2    Capital Stock......................................   7
     5.3    Articles of Incorporation and By-Laws..............   8
     5.4    Subsidiaries, Divisions and Affiliates.............   8
     5.5    Equity Investments.................................   8
     5.6    Authorization of Agreement.........................   8
     5.7    Effect of Agreement................................   8
     5.8    Restrictions; Burdensome Agreements................   9
     5.9    Governmental and Other Consents....................   9
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     5.10   Financial Statements..............................    9
     5.11   Absence of Certain Changes or Events..............   10
     5.12   Title to Assets; Absence of Liens
            and Encumbrances..................................   10
     5.13   Equipment.........................................   11
     5.14   Insurance.........................................   11
     5.15   Agreements, Arrangements, Etc.....................   12
     5.16   Patents, Trademarks, Copyrights, Etc..............   15
     5.17   Permits, Licenses, Etc............................   16
     5.18   Compliance with Applicable Laws...................   16
     5.19   Litigation........................................   17
     5.20   No Interest in Competitors........................   17
     5.21   Customers, Suppliers, Distributors and Agents.....   18
     5.22   Books and Records.................................   18
     5.23   Employee Benefit Plans............................   18
     5.24   Powers of Attorney................................   19
     5.25   Sufficiency of Assets and Commitments.............   19
     5.26   Labor Disputes, Unfair Labor Practices............   19
     5.27   Past Due Obligations..............................   20
     5.28   Environmental Compliance..........................   20
     5.29   Tax and Other Returns and Reports.................   21
     5.30   Recent Dividends and Other Distributions..........   21
     5.31   Inventory.........................................   21
     5.32   Purchase and Sale Obligations.....................   22
     5.33   Other Information.................................   22
     5.34   Knowledge of A-1-A and the Shareholders...........   22

6.   REPRESENTATIONS AND WARRANTIES OF THI....................   22

     6.1    Organization......................................   22
     6.2    Authorization of Agreement........................   22
     6.3    Effect of Agreement...............................   23
     6.4    Litigation........................................   23
     6.5    Possible Submission to Stockholder Vote...........   23

7.   PRE-CLOSING COVENANTS OF A-1-A...........................   23

     7.1    Conduct of Business Until Closing Date............   24
     7.2    Approvals, Consents and Further Assurances........   25
     7.3    Access to Properties, Records, Suppliers,
            Agents, Etc.......................................   25
     7.4    Advice of Changes.................................   25
     7.5    Conduct...........................................   25
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                                      ii
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     7.6    Employee Benefit Plans.............................  26
     7.7    Satisfaction of Conditions by A-1-A................  26
     7.8    Non-Disclosure of Negotiations and
            Non-Usage of Documents of THI......................  26
     7.9    Purchase of Real Estate by Affiliate...............  26

8.   PRE-CLOSING COVENANTS OF THI..............................  27

     8.1    Satisfaction of Conditions by THI..................  27
     8.2    Confidentiality....................................  27
     8.3    Real Estate Closing Penalty Advance................  28

9.   POST-CLOSING COVENANTS....................................  28

     9.1    Further Assurances.................................  28
     9.2    Confidentiality....................................  29
     9.3    Cooperation........................................  29

10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THI............  29

     10.1   Accuracy and Representations and Warranties........  29
     10.2   Performance of Agreements..........................  30
     10.3   Litigation, Etc....................................  30
     10.4   Approvals and Consents.............................  31
     10.5   Shareholders' Certificate..........................  31
     10.6   Officer's Certificate..............................  31
     10.7   Good Standing Certificates.........................  31
     10.8   No Material Adverse Change.........................  31
     10.9   Actions, Proceedings, Etc..........................  32
     10.10  Opinion of Counsel to A-1-A........................  32
     10.11  Licenses, Permits, Consents, Etc...................  32
     10.12  Documentation of Rights............................  32
     10.13  Employment of Shareholders.........................  32
     10.14  Officers' Financial Certificate....................  32
     10.15  Accountants Letter.................................  32
     10.16  THI Financing Commitment...........................  33
     10.17  Lease/Option on Real Property......................  33
     10.18  Simultaneous Closing of Affiliate Transaction......  33
     10.19  Completion of Due Diligence........................  33
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                                      iii
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11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF A-1-A..........  34

     11.1   Accuracy of Representations and Warranties.........  34
     11.2   Performance of Agreements..........................  34
     11.3   Secretary's Certificate............................  34
     11.4   Actions, Proceedings, Etc..........................  34
     11.5   No Injunction......................................  34
     11.6   Opinion of Counsel to Buyer........................  34

12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     INDEMNIFICATIONS..........................................  35

     12.1   Survival...........................................  35
     12.2   Indemnification by A-1-A and its Shareholders......  35
     12.3   Indemnification by THI.............................  36
     12.4   Right to Defend....................................  36
     12.5   Subrogation........................................  37

13.  MISCELLANEOUS.............................................  37

     13.1   Expenses...........................................  37
     13.2   Termination of Agreement...........................  37
     13.3   Waivers............................................  38
     13.4   Binding Effect; Benefits...........................  38
     13.5   Assignment.........................................  38
     13.6   Notices............................................  38
     13.7   Entire Agreement...................................  39
     13.8   Headings; Certain Terms............................  39
     13.9   Counterparts.......................................  40
     13.10  Governing Law......................................  40
     13.11  Severability.......................................  40
     13.12  Amendments.........................................  40
     13.13  Transaction Taxes..................................  40
     13.14  Disclosures........................................  40
     13.15  Section References.................................  40
     13.16  Brokers and Finders................................  40
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                          SCHEDULE AND EXHIBIT INDEX
                          --------------------------
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
1.  Exhibit 1.3(b)    Inventory
2.  Exhibit 1.3(c)    Equipment
3.  Exhibit 1.3(d)    Rights (Patents, Trademarks, Copyrights, etc.)
4.  Exhibit 1.3(g)    Accounts Receivable
5.  Exhibit 1.3(h)    Real Property (owned or leased)
6.  Exhibit 1.3(j)    Excluded Assets
7.  Exhibit 2.1       Excluded Liabilities
8.  Exhibit 3.1       Promissory Notes
9.  Exhibit 3.4(a)    Virgil Scarbrough Employment Agreement
10. Exhibit 3.4(b)    Scott Davis Employment Agreement
11. Exhibit 3.4(c)    Richard Goldrich Employment Agreement
12. Exhibit 3.6       Allocation of Consideration
13. Exhibit 4.1       Form of Closing Memorandum
14. Exhibit 5.1       Good Standing Certificates - A-1-A
15. Exhibit 5.2       Outstanding Offers, Options, Warrants, Equity
                      Securities, Etc.
16. Exhibit 5.3       Articles of Incorporation and By-laws of A-1-A
17. Exhibit 5.4       Subsidiaries, Divisions and Affiliates of A-1-A
18. Exhibit 5.5       Equity Investments
19. Exhibit 5.10      Financial Statements of A-1-A
20. Exhibit 5.11      Material Adverse Changes
21. Exhibit 5.12      Liens and Encumbrances of A-1-A
22. Exhibit 5.14      Insurance Policies
23. Exhibit 5.15.1    Liabilities
24. Exhibit 5.16      Patents, Trademarks, Copyrights
25. Exhibit 5.17      Permits, Licenses, Etc.
26. Exhibit 5.19      Material Litigation
27. Exhibit 5.20      5% Interest Ownership Table
28. Exhibit 5.21      Interest in Competitors
29. Exhibit 5.23      Employee Benefit Plans
30. Exhibit 5.24      Powers of Attorney
31. Exhibit 5.25      Sufficiency of Assets & Liabilities
32. Exhibit 5.26      Material Labor Disputes
33. Exhibit 5.27      Past Due Obligations
34. Exhibit 5.28      Environmental Compliance
35. Exhibit 5.29.A    Tax Examination Dates
36. Exhibit 5.29.B    Examinations of Tax Returns by Governmental Agency
37. Exhibit 5.29.C    Proposal by Governmental Entity of Deficiency,
                      Assessment or Claim of Taxes
38. Exhibit 5.31.A    Inventory
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                                       v
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
39. Exhibit 5.31.B    Non-useable Inventory
40. Exhibit 10.10     Opinion of Counsel to A-1-A
41. Exhibit 10.14     Officer's Financial Certificate
42. Exhibit 10.15     Accountant's Letter
43. Exhibit 10.17     Lease/Option to Purchase Land and Building
44. Exhibit 11.3      Secretary's Certificate
45. Exhibit 11.6      Opinion of Counsel to THI

                               PURCHASE AGREEMENT
                               ------------------

     THIS AGREEMENT ("Agreement") is made and entered into as of the 23rd day of June, 1997, by and among Terrace Holdings, Inc., a Delaware corporation, or its assignee under Section 13.5 of this Agreement ("THI") and A One A Wholesale Produce, Inc., a Florida corporation ("A-1-A"), and A-1-A.

                                   RECITALS:
                                   ---------

     WHEREAS, A-1-A owns and operates all the Assets (as hereinafter defined);

     WHEREAS, THI desires to purchase from A-1-A, and A-1-A desires to sell to THI, the Assets on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the foregoing the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   DEFINITIONS

     1.1 "Affiliate". As used in this Agreement, the term "Affiliate" shall mean, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise.

     1.2 "Ancillary Documents" shall have the meaning set forth in Section 9.1 hereof.

     1.3 "Assets". As used in this Agreement, the term "Assets" shall mean the assets of A-1-A (as of the Closing) as follows:

          (a) the business of A-1-A as a going concern, the goodwill pertaining thereto and all of A-1-A's right, title

                                       1
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     and interest in and to the names "A One A Wholesale Produce", "We Berry the
     Competition", and all other names and phrases used by A-1-A, as well as all logos relating thereto;

          (b) all items of inventory owned by A-1-A including, without limitation, all raw materials, work-in-progress and finished products of A-1-A (all of which are collectively referred to hereinafter as "Inventory"), including those items of Inventory set forth in Exhibit 1.3(b);

          (c) all vehicles, machinery, equipment (including equipment which has previously been fully depreciated by A-1-A and all equipment loaned to customers), furniture, fixtures and non-inventory supplies of A-1-A (including containers, packaging and shipping material, tools and spare parts and other similar tangible personal property owned by A-1-A, which are listed on Exhibit 1.3(c), all of which are collectively referred to hereinafter as the "Equipment");

          (d) all of A-1-A's right, title and interest in and to the United States and foreign rights of A-1-A currently owned or used by A-1-A (and the rights proposed to be used) which are set forth on Exhibit 1.3(d), in the conduct of the business of A-1-A, with respect to copyrights, licenses, trademarks, trademark rights, service mark rights, and trade secrets, shop rights, know-how, technical information, techniques, discoveries, designs, proprietary rights and non-public information and registrations, reissues and extensions thereof and applications and licenses therefor, including the items listed on Exhibit 1.3(d) (all of such rights being collectively referred to hereinafter as the "Rights");

          (e) all books and records of A-1-A including all in-house mailing lists, other customer and supplier lists, trade correspondence, production and purchase records, promotional literature, data storage tapes and computer disks, computer software, order forms, accounts payable records (including invoices, correspondence and all related documents), accounts receivable ledger from January 1, 1997 through the Closing Date, all documents relating to uncollected invoices, and all shipping records from January 1, 1997 through the Closing Date;

          (f)  all contracts, agreements and orders for goods;

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

          (g) all trade receivables of A-1-A ("Accounts Receivable") and all advance payments, prepaid items, rights to offset and credits of all kinds of A-1-A, including those items listed in Exhibit 1.3(g);

          (h) all real property owned or leased or under contract for purchase by A-1-A together with all fixtures attached thereto, including those items listed in Exhibit 1.3(h) (the "Real Property");

          (i) all real property and all tangible personal property owned by A-1-A which is not specifically included in, or specifically excluded by, the foregoing subsections (a) through (h); and

          (j)  all other assets of A-1-A, except as specifically excluded on
     Exhibit 1.3(j) ("Excluded Assets").

     1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended, and/or superseded.

     1.5 "Liabilities" shall mean all agreements, indentures, mortgages, plans, policies, arrangements, and other instruments, including all amendments thereto (or where they are verbal, written summaries of the materials terms thereof), fixed or contingent, required to be disclosed on Exhibit 5.15.1 and all trade payables and liabilities related to the Assets incurred in the ordinary course of business and disclosed on Exhibit 5.10 or incurred thereafter consistent with the term of this Agreement, which remain outstanding at Closing.

     1.6 "Rights" shall mean copyrights, licenses, patents, trademarks, trademark rights, trade names, service marks, service mark rights, and trade secrets, shop rights, know-how, technical information, techniques, discoveries, designs, proprietary rights and non-public information of A-1-A and registrations, reissues and extensions thereof and applications and license therefor.

     2.   SALE OF ASSETS AND ISSUANCE OF STOCK

     2.1 Purchase and Sale of Assets and Rights. In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, THI agrees to purchase and acquire from A-1-A, and A-1-A agrees to sell, assign, transfer, convey and deliver to THI or its assignee under Section 13.5 at the

Closing, all rights, title and interest in and to the Assets, free and clear of any lien, encumbrance, security agreement, equity, option, claim, charge or restriction, subject to the Liabilities other than those specifically excluded on Exhibit 2.1.

     2.2 Delivery of Possession and Instruments of Transfer. At the Closing, A-1-A shall deliver to THI warranty bills of sale and such other instruments of transfer requested by and satisfactory to THI and its counsel for the consummation of the transactions contemplated under this Agreement and as are necessary to vest in THI all of A-1-A's rights, title and interest in and to the Assets, free and clear of any lien, encumbrance, security agreement, equity, option, claim, charge or restriction of any kind or nature.

     3.   CONSIDERATION

     3.1 Cash Consideration. The aggregate cash consideration to be paid by THI in full consideration for its purchase of the Assets and the other rights provided herein shall be $3,130,000, payable in accordance with the provisions of Section 3.2 and subject to adjustment as set forth in Section 3.5 hereof.

     3.2  Time and Mode of Cash Payment.  The cash consideration set forth in
Section 3.1 shall be payable at the Closing by cashiers' or certified check(s) or by wire transfer of funds, provided good and marketable title to the Assets is delivered, free and clear of any lien, or encumbrance in accordance with
Section 2.2 hereof and provided all other terms and conditions of this Agreement have been complied with.

     3.3 Issuance of THI Shares of Capital Stock. As additional consideration, subject to the conditions precedent set forth in this Agreement, at the Closing, THI shall issue to A-1-A such number of shares, not less than 500,000, of THI common stock, par value $.001 per share, as are equal to $1,000,000 in value in the aggregate; it being agreed and understood that for purposes of determining such $1,000,000, each such share shall be valued at its average closing price for the full trading week prior to the Closing, which shall be determined by dividing the sum of the closing prices for each day of such week by the number of days in such trading week. If, however, the average closing price per share calculated in accordance with the foregoing is above $2.00 per share, THI shall issue to A-1-A only 500,000 shares. Except as otherwise expressly provided for in this Agreement, none of such shares shall be registered. Except as otherwise expressly provided for in this Agreement, certificates evidencing the shares of THI common stock to be issued hereunder shall have stop transfer orders placed against them on the books of THI's transfer agent and each shall bear substantially the following legend:

     "The securities represented by this Certificate were acquired on _________________________ without registration under the Securities Act of 1933, as amended, or any applicable state securities law. No transfer, sale or other disposition of these securities or any interest therein may be made except under an effective registration statement under said Act covering such securities unless the Corporation has received an opinion of counsel satisfactory to it that such transfer or resale does not require registration under said Act."

     3.4 Other Consideration. In further consideration of the sale by A-1-A, and the purchase by THI, of the Assets, and as additional inducements to THI to enter into this Agreement, the following shall be applicable:

          (a) Virgil Scarbrough shall, at the Closing, deliver to THI an executed Employment Agreement in the form attached hereto as Exhibit 3.4(a).

          (b) Scott Davis shall, at the Closing, deliver an executed Employment Agreement in the form attached hereto as Exhibit 3.4(b).

          (c) Richard Goldrich shall, at the Closing, deliver to THI an executed Employment Agreement in the form attached hereto as Exhibit 3.4(c).

     3.5 Acquisition Audit. THI, at its expense, shall cause the firm of Moore Stephens, P.C., independent certified public accountants, to conduct, within three months following the Closing, an acquisition audit ("Acquisition Audit") of the assets and liabilities of A-1-A. A-1-A shall direct the independent certified public accounting firm it currently employs, to provide such assistance as shall reasonably be requested by Moore Stephens, P.C. in performing the Acquisition Audit. The results of the Acquisition Audit shall be delivered to THI, and shall be in such form as to satisfy all applicable rules and regulations of the Securities and Exchange Commission. Specifically, the Acquisition Audit shall cover not less than the A-1-A years ended December 31, 1996 and 1995, and may also cover an interim period or date in

1997, as THI shall direct. The cash consideration provided for in Section 3.1 shall be adjusted, up or down, dollar for dollar, to the extent that the audited Total Stockholders Equity of A One A Wholesale Produce, Inc. as of December 31, 1996, exceeds or is below $951,966. The adjusted cash consideration shall be paid to A-1-A by THI or to THI by A-1-A, depending on whether the adjusted amount exceeds or is below $951,966 within five days from the date such Acquisition Audit is delivered to the parties. Any payments to be made pursuant to the Acquisition Audit shall be paid with interest from Closing to be calculated at a rate equal to the prime rate as announced by Sun Trust Bank N.A.

     If A-1-A or THI shall disagree with the calculation of Total Stockholder Equity pursuant to the Acquisition Audit to the extent of at least $25,000 and such disagreement shall not have been resolved prior to 30 days following delivery of the Acquisition Audit, all items in dispute shall be submitted to any other independent accountant or firm jointly chosen by THI's independent certified public accountants and A-1-A's certified public accountants for the purpose of arbitrating the dispute. The Arbitrator must agree prior to accepting the engagement to complete his determination within 30 days of the date of his engagement. The determination of the Arbitrator shall be final, binding and nonappealable. The fees of the Arbitrator shall be paid by the losing party or as the Arbitrator shall apportion. Notwithstanding anything to the contrary contained in this Section 3.5, THI agrees to forthwith pay to A-1-A that portion of the consideration, if any, that THI in good faith does not dispute. THI shall use its best efforts to make available to A-1-A and its attorneys, accountants or other representatives, for examination, such of its book of account, contracts, licenses, leases, instruments, commitments, sales orders, purchase orders, records, accountants' work papers and other documents as are relevant to the preparation of the Acquisition Audit.

     3.6 Allocation of Consideration for Tax Purposes. The parties agree to allocate the consideration paid pursuant to this Agreement in the manner and in accordance with the values specified in Exhibit 3.6 for tax purposes. None of the parties shall, at any time hereafter, in any tax or information return filed with any state or federal agency or in any audit, other tax proceeding or otherwise, take a position which is contrary to such allocation.

     3.7 Escrow Deposit and Uses Thereof. Concurrent with or as immediately subsequent to the execution of this Agreement as is practicable, THI shall deposit with counsel for A-1-A named in Section 13.6 hereof, as Informal Escrowee, the sum of $100,000, which sum shall form a part of the cash consideration provided in Section 3.1 hereof. At the Closing, such escrowed sum shall be paid to A-1-A as part of the cash consideration hereunder and the interest thereon, if any, shall be paid over to THI. If the Closing does not occur by reason of THI's material breach of the Agreement, then, such sum, together with interest thereon, if any, shall be paid to A-1-A as liquidated damages and not as a penalty, provided that if such liquidated damages are paid to A-1-A they shall be in lieu of any obligations of THI under Section 8.3 of this Agreement.

     4.   CLOSING

     4.1 Closing and Closing Date. Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Terrace Holdings, Inc., 2699 Stirling Road, Suite C-405, Fort Lauderdale, Florida, at 10:00 a.m. (local time), July 17, 1997, or at such later date, place or time as the parties shall otherwise mutually agree upon (the date of the Closing being referred to herein as the "Closing Date"), but shall be deemed effective as of June 30, 1997, or such later month end as immediately precedes any Closing Date subsequent to July 17, 1997 ("Effective Date"). All Closing transactions shall be deemed to take place simultaneously, and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated. The actions and documents necessary for the consummation of transactions contemplated by this Agreement shall be set forth in the Closing Memorandum attached hereto as Exhibit 4.1.

     5.  REPRESENTATIONS AND WARRANTIES OF A-1-A

     As an inducement to THI to enter into this Agreement and perform its obligations hereunder, A-1-A hereby represents and warrants to THI as follows, each of which representation and warranty is material and is being relied upon by THI, and each of which is true as of the date hereof and shall be true as of the Closing, with the same effect as if said representations and warranties had been made at and as of the Closing Date:

     5.1 Organization, Good Standing, Power, Etc. A-1-A is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. A-1-A is authorized or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (set forth in Exhibit 5.1) in which the character and location of its Assets or the nature of the business transacted by A-1-A makes such qualification necessary. A-1-A has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and (ii) to own or lease and operate its properties and assets, and carry on its business as it is presently being conducted.

     5.2  Capital Stock.

     (a) A-1-A has authorized capital stock consisting of 1,000 shares of common stock, $1.00 par value, of which 300 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, and were issued in compliance with all federal and applicable state securities laws.

     (b) Except as set forth in Exhibit 5.2 hereof, there are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for, requiring or permitting the offer, sale, purchase or issuance of any shares of capital stock of A-1-A or any other securities (as such term is defined in the Securities Act of 1933, as amended). Except as set forth in Exhibit 5.2, there are no equity securities of the Company that are reserved for issuance or are outstanding.

     (c) The capital stock is owned by the shareholders of A-1-A free and clear of all liens, charges, encumbrances or claims of any kind whatsoever.

     5.3 Articles of Incorporation and By-Laws. Included in Exhibit 5.3 hereto are correct and complete copies of the Articles of Incorporation of A-1-A, as amended to date, and the By-Laws of A-1-A, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect.

     5.4  Subsidiaries, Divisions and Affiliates.  Except as set forth on
Exhibit 5.4, there are no subsidiaries, divisions or Affiliates of A-1-A. Except as set forth on Exhibit 5.4, the business of A-1-A has been conducted solely by A-1-A and not through any Affiliate, joint venture or other entity, person or under any other name.

     5.5 Equity Investments. Except as set forth in Exhibit 5.5, A-1-A does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

     5.6 Authorization of Agreement. The execution, delivery and performance of this Agreement has been, and the Ancillary Documents will be, duly and validly executed and delivered by A-1-A. This Agreement constitutes a valid and binding obligation of A-1-A enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally.

     5.7 Effect of Agreement. The execution, delivery and performance of this Agreement by A-1-A, and the consummation by A-1-A of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which A-1-A is subject; (b) violate any judgment, order, writ or decree of any court applicable to A-1-A; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to, any corporate charter, by-law, commitment, contract or other agreement or instrument, including any of the Liabilities, to which A-1-A or any of its shareholders is a party or by which any of the Assets is or may be bound or affected or from which A-1-A derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be material to the business of A-1-A or any of the Assets.

     5.8 Restrictions; Burdensome Agreements. A-1-A is not a party to any contract, commitment or agreement, nor is A-1-A or the Assets subject to, or bound or affected by, any provision of the Articles of Incorporation, By-laws or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect A-1-A's business or any of the Assets.

     5.9 Governmental and Other Consents. No consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by A-1-A of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

     5.10  Financial Statements.  A-1-A has delivered to THI, and included in
Exhibit 5.10 hereto are, correct and complete copies of balance sheets of A-1-A for the periods ended March 31, 1997 and March 31, 1996, and May 31, 1997, the related statements of income for the three months ended March 31, 1997 and March 31, 1996, and the ended May 31, 1997 (the "1997 Financial Statements") and balance sheets for the years ended December 31, 1996 and 1995 and the related statements of income for the years then ended (collectively, with the 1997 Financial Statements, the "Financial Statements"). None of the Financial Statements have been audited. Except as set forth on the compilation report of Jewett & DuBose, Certified Public Accountants, the Financial Statements are in accordance with the books and records of A-1-A, have been prepared in accordance with generally accepted accounting principles and practices consistently applied and accurately present the financial position of A-1-A at their respective dates and the results of operations for the respective periods covered thereby and all items that could have a material adverse effect on the willingness of a prospective purchaser to acquire A-1-A have been disclosed in the Financial Statements or in the Exhibits to this Agreement.

     5.11 Absence of Certain Changes or Events. Except as set forth on Exhibit 5.11, since January 1, 1997, A-1-A has not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on, A-1-A's financial condition, results of operations or business or the value of the Assets; (b) incurred damage to or destruction of any material Asset or material portion of the Assets, whether or not covered by insurance; (c) incurred any material obligation or liability (fixed or contingent) except (i) current trade or business obligations incurred in the ordinary course of business, none of which were entered into for inadequate consideration, (ii) obligations or liabilities under the Liabilities to the extent required thereby, and (iii) obligations and liabilities under this Agreement; (d) made or entered into contracts or commitments to make any capital expenditures in excess of One Thousand Dollars ($1,000.00); (e) mortgaged, pledged or subjected to lien or any other encumbrance any of the Assets (except for purchase money liens used in the acquisition of the Assets, as set forth on Exhibit 5.11); (f) sold, transferred or leased any material Asset or material portion of the Assets, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset including, but not limited to, the Rights; (h) amended or terminated any of the contracts, agreements, leases or arrangements which otherwise would have been set forth on Exhibit 5.15.1 hereto; (i) waived or released any other rights of material value; or (j) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect the Assets or the business of A-1-A.

     5.12 Title to Assets; Absence of Liens and Encumbrances. Except as set forth on Exhibit 5.12, (a) A-1-A has good title to, and owns outright, the Assets, which include substantially all of A-1-A's assets reflected in the Financial Statements (except (i) as sold, used or otherwise disposed of in the ordinary course of business, and (ii) as disclosed in the Financial Statements), free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects as to title; and (b) immediately following the Closing, THI will have good and marketable title to all Assets, free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer, or other defects of any nature. The leases and other agreements or instruments under which A-1-A holds, leases or is entitled to the use of any real or personal property included in the Assets (a correct and complete list of such leases and other agreements or instruments being set forth on Exhibit 5.15.1) are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid. A-1-A enjoys peaceable and undisturbed possession under all such leases, and the change in ownership of the Assets will not adversely affect such leases, other agreements and instruments.

     5.13 Equipment. Set forth on Exhibit 1.3(c) is a correct and complete list as of May 31, 1997 of all of the Equipment (as defined in Section 1.3(c)), indicating for each piece of Equipment whether it is owned or leased and setting forth where it is located. None of the Equipment has been disposed of since May 31,

1997. Except as noted on Exhibit 1.3(c), all of the Equipment (a) is in good working condition, with, to the knowledge of A-1-A, no material defects, and generally has been suitable to A-1-A for the uses for which it was designed or has been employed by A-1-A, and (b) conforms in all material respects with any laws, ordinances, regulations, orders or other similar governmental requirements relating to its use, as the same are currently in effect.

     5.14 Insurance. There are no outstanding or unsatisfied written requirements or repeated verbal recommendations imposed or made by any of A-1-A's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. A-1-A carries, and (with respect to any period for which a claim against A-1-A may still arise) has always carried product liability insurance, worker's compensation insurance in reasonable amounts, and other insurance which is reasonably necessary to the conduct of the A-1-A's business. On Exhibit 5.14 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the business of A-1-A, and their respective annual premiums (as of the last renewal or purchase of new insurance), and (b) for the five-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the business or products of A-1-A which in the aggregate are in excess or One Thousand Dollars ($1,000.00), and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto which in the aggregate are in excess of one Thousand Dollars ($1,000.00). Except as set forth on Exhibit 5.14, as of the date hereof there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid. There are no pending or threatened terminations or premiums increases with respect to any of such policies or bonds and there is no condition or circumstance applicable to the business of A-1-A, other than the sale of the Common Stock pursuant to this Agreement, which may result in such termination or increase. A-1-A and the Assets are in compliance with all conditions contained in such policies or bonds, except for non-compliance which, individually or in the aggregate, would not have a material adverse affect on the business of A-1-A or the Assets.

     5.15  Agreements, Arrangements, Etc.

     5.15.1 Except as set forth on Exhibit 5.15.1, A-1-A is not a party to, nor are A-1-A or any of the Assets bound by any:

          (a)  lease agreement (whether as lessor or lessee) of the Assets;

          (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

          (c) employment or other contract or agreement with an employee or independent contractor which (i) may not be terminated without liability to A-1-A upon notice to the employee or independent contractor of not more than 30 days, or (ii) provides payments (contingent or otherwise) of more than $10,000 per year (including all salary, bonuses and commissions);

          (d) agreement, contract or order with any buying agent, supplier or other individual or entity who assists, provides or is otherwise involved in the acquisition, supplying or providing Assets or other goods to A-1-A;

          (e)  non-competition, secrecy or confidentiality agreements;

          (f) agreement or other arrangement for the sale of goods or services by A-1-A to any third party (including the government or any other governmental authority);

          (g)  agreement with any labor union;

          (h) policy of insurance (including bonds) in force with respect to A-1-A or any of its operations, properties, assets or executive officers;

          (i) agreement, contract or order with any distributor, dealer, sales agent or representative, other than contracts or orders for the purchase, sale or license of goods made in the usual and ordinary course of business at an aggregate price per contract or more than $1,000 and a term of more than six months under any such contract or order;

          (j) agreement, contract or order with any manufacturer, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms);

          (k) agreement with any food distributor or brokerage company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of A-1-A's products to its customers;

          (l)  joint venture or partnership agreement with any other person;

          (m) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

          (n) agreement with any banks or other persons, other than its employees, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

          (o) agreement with any bank, finance company or similar organization which acquires from A-1-A receivables or contracts for sales on credit;

          (p) agreement granting any person a lien, security interest or mortgage on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory;

          (q) agreement for the incurrence of any capital expenditure in excess of $1,000;

          (r)  advertising, publication or printing agreement;

          (s) agreement which restricts A-1-A from doing business anywhere in the world;

          (t) agreement or statute or regulation giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid; or

          (u) other agreement or contract, not included in or expressly excluded from the terms of the foregoing clauses (a) through (t), materially affecting the Assets or A-1-A's business, including trade and other payables and liabilities related to the Assets incurred in the ordinary course of business (all of which are set forth in the 1997 Financial Statements on Exhibit 5.10), except contracts or purchase orders for the purchase or sale of goods or services made in the usual and ordinary course of business.

Correct and complete copies of all Liabilities required to be shown on Exhibit
5.15.1 (or Exhibit 5.10) have been separately delivered to THI prior to the date hereof.

     5.15.2 Each of the Liabilities is valid, in full force and effect and enforceable by A-1-A in accordance with its terms.

     5.15.3 Except as set forth on Exhibit 5.15.1, A-1-A has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Liabilities, except where the failure to do so would not, individually or in the aggregate, have a material adverse affect on the business of A-1-A or the Assets. Furthermore, there has not occurred any default by A-1-A or any event which, with the lapse of time or the election of any person other than A-1-A, will become a default, nor has there occurred any default by others or any event which, with the lapse of time or the election of A-1-A, will become a default under any of the Liabilities, except for such defaults, if any, which (a) have not resulted and will not result in any material loss to or liability of A-1-A or any of its successors or assigns or
(b) have been indicated on Exhibit 5.15.1. A-1-A is not in arrears in any material respect with respect to the performance of satisfaction of the terms or conditions to be performed or satisfied by it under any of the Liabilities and no waiver or variance has been granted by any of the parties hereto.

     5.15.4 The accounts receivable of A-1-A at June 30, 1997 and as reflected on its balance sheet of that date, are true, complete and collectible except for $1,000 thereof, which may be deemed to be a reasonable reserve for unpaid debts. If on or about December 31, 1997, any of such accounts, to the extent of them remaining unpaid, are not paid in full on demand when due, except as otherwise then agreed by THI, A-1-A forthwith upon notice from THI to that effect, will pay the full amount thereof to THI against delivery to A-1-A of an assignment of the defaulted account or accounts less the $1,000 as aforesaid, which is deemed to be the full reserve against unpaid accounts receivable of A-1-A.

     5.15.5 After the Closing, except as set forth on Exhibit 5.15.1, each of the Liabilities included in the Assets does not require the consent of the other parties thereto and, with respect to any of the Liabilities which do require the consent of the other parties thereto, A-1-A has obtained such consent and has provided or will provide THI with copies thereof.

     5.16 Patents, Trademarks, Copyrights, Etc. Exhibit 1.3(d) sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each of the Rights set forth on such Exhibit and (ii) the product, service, or products or services of A-1-A which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of the business of A-1-A, as such business is currently being conducted. Except as set forth on Exhibit 5.16, A-1-A has not sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any person, and has the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Rights necessary to the conduct of the business of A-1-A as currently being conducted; neither has the validity of such items been, nor is the validity of such items, nor the use thereof by A-1-A, the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. The conduct of the business of A-1-A as currently operated, and the use of the Assets does not and will not conflict with, or infringe, legally enforceable rights of third parties. Except as set forth on Exhibit 5.16, the Rights owned by or licensed to A-1-A have not been used, and no use is now being made, by any entity except A-1-A and other entities duly licensed to use the same. Except as set forth on
Exhibit 5.16, there is no infringement of any proprietary right owned or licensed by A-1-A.

     5.17 Permits, Licenses, Etc. There are no permits, licenses, registrations, memberships, orders or approvals of governmental or administrative authorities or required to permit A-1-A to carry on its business as currently conducted (other than (i) permits, licenses, registrations, trade memberships, orders or approvals which are set forth on
Exhibit 5.17, all of which are in full force and effect, and (ii) other permits, licenses, orders or approvals, the failure to obtain which would not, individually or in the aggregate, have a material adverse affect on the Assets or on A-1-A's business).

     5.18 Compliance with Applicable Laws. The conduct of A-1-A of its business does not violate or infringe, and there is no basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the Federal Food, Drugs and Cosmetics Act, as amended, the Occupational Safety and Health Act, the National Environmental Policy Act, any federal agriculture law, or the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations, including but not limited to agriculture laws and regulations) currently in effect, except in each case for violations or infringements which do not and will not, individually or in the aggregate, have a material adverse affect on the Assets or A-1-A's business. A-1-A is not in default under any governmental or administrative registration, membership or license issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court which, in any case, materially adversely affects the financial condition, results of operations or business of A-1-A or the value of the Assets.

     5.19 Litigation. Except as set forth on Exhibit 5.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or affecting (directly or indirectly, including by way of indemnification) the business of A-1-A or any of the Assets, or the transactions contemplated by this Agreement; nor are any facts known to A-1-A, which it believes could reasonably give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which may have any adverse affect, individually or in the aggregate in excess of One Thousand Dollars ($1,000) upon the business of A-1-A, the value of the Assets or the transactions contemplated by this Agreement. A-1-A has not waived any statute of limitations or other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which A-1-A is a party, or to which the Company is subject. Neither A-1-A nor any of its shareholders or current officer, director, partner or employee of A-1-A or any Affiliate of A-1-A has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the business engaged in by A-1-A. A-1-A's worker's compensation experience rating for the five-year period ending on the Closing Date is set forth in Exhibit 5.19.

     5.20 No Interest in Competitors. Set forth on Exhibit 5.20 is a list describing the extent to which A-1-A, any of the shareholders or any officer or director of A-1-A or any Affiliate of any of the foregoing, directly or indirectly, owns more than a five percent (5%) interest in or controls or is an employee, officer, director, or partner of or participant in (but only to the extent such a participation exceeds one percent), or consultant to any corporation, partnership, company, limited partnership, joint venture, association or other entity which is a competitor, supplier or customer of A-1-A or has any type of business or professional relationship with A-1-A.

     5.21 Customers, Suppliers, Distributors and Agents. Except as set forth on Exhibit 5.21, A-1-A has no knowledge or reason to believe that any customer, client, distributor, supplier or any other person or entity with material business dealings with A-1-A, will or may cease to continue such relationship with A-1-A, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. Except for such common public information, A-1-A has no knowledge of (1) any other existing or contemplated modification or change in the business relationship of A-1-A with, or (2) any existing condition or state of facts or circumstances which has affected adversely, will adversely affect (in more than a minimal manner), or has a reasonable likelihood of adversely affecting the business of A-1-A with its customers, clients, suppliers or other persons or entities with material business dealings with A-1-A or which has prevented or will prevent such business from being carried on by A-1-A under its new ownership after the Closing in essentially the same manner as it is currently carried on.

     5.22 Books and Records. The books of account and other financial and corporate records of A-1-A are in all material respects complete, correct and up to date, with all necessary signatures, and are in all material respects accurately reflected in the Financial Statements.

     5.23 Employee Benefit Plans. Except as described in Exhibit 5.23, A-1-A does not have any hospitalization, health insurance, pension, retirement, profit sharing, stock option or similar plans. Exhibit 5.23 sets forth a correct and complete list of each and every employee benefit plan, including each pension, profit sharing, stock bonus, bonus, deferred compensation, severance, stock option or purchase plan, or other retirement plan or arrangement, covering employees of A-1-A (the "Employee Benefit Plans"). For each such employee pension plan, multi-employer plan or welfare plan as those terms are defined in
Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA") and for each Employee Benefit Plan with respect to which A-1-A is a "party in interest" as defined in Section 3 of ERISA, or a "disqualified person" as defined in Section 4975 of the Code, A-1-A has delivered to THI complete and accurate copies of (i) all Employee Benefit Plans and all amendments thereto;
(ii) the trust instrument or insurance contract, if any, forming a part of the plans, and all amendments thereto; (iii) the most recent and preceding year's Internal Revenue Service Form 5500 and all schedules thereto; (iv) the most recent Internal Revenue Service determination letter, or if no letter has been issued, any pending application to the Internal Revenue Service for a determination letter regarding qualified status; (v) any bond required by
Section 412 of ERISA; and (vi) the summary plan description. A-1-A has complied with all of the rules and regulations governing each of the Employee Benefit Plans maintained for the benefit of A-1-A's employees, including, without limitation, rules and regulations promulgated pursuant to ERISA and the Code, by the Department of Treasury, Department of Labor, and the Pension Benefit Plans Guaranty Corporation, and each of the Employee Benefit Plans now operated has since its inception been operated in accordance with its provisions and is in compliance with such rules and regulations. Neither A-1-A nor any Employee Benefit Plans maintained by A-1-A or any fiduciaries thereof have engaged in any prohibited transaction, as that term is defined in Section 406 of ERISA or
Section 4975 of the Code, nor have any of them committed any breach of fiduciary responsibility with respect to any of the Employee Benefit Plans, and A-1-A does not have any knowledge that any other person has not complied with these rules and regulations.

     5.24 Powers of Attorney. Except as set forth on Exhibit 5.24, no person has any power of attorney to act on behalf of A-1-A in connection with any of A-1-A's properties or business affairs other than such powers to so act as normally pertain to the officers of A-1-A.

     5.25 Sufficiency of Assets and Liabilities. Except as set forth in Exhibit 5.25, the Assets and the Liabilities, taken in the aggregate, are sufficient, and constitute all of the property and Rights necessary, for the continuation of the business and operations of A-1-A on a basis consistent with past operations.

     5.26 Labor Disputes, Unfair Labor Practices. Except as set forth on Exhibit 5.26, A-1-A is not engaged in any labor practice which would have a material adverse affect on the Assets or A-1-A's business. There is no pending or affirmatively threatened (i) unfair labor practice complaint, charge, labor dispute, strike, slowdown, walkout or work stoppage before the National Labor Relations Board or any other authority or (ii) grievance or arbitration proceeding arising out of or under a collective bargaining agreement involving employees of A-1-A. There have been no strikes, labor disputes, slow-downs, walkouts, or work stoppages involving employees of A-1-A during the last five
(5) years. No union representation question exists with respect to the employees of A-1-A and no union organizing activities are taking place. A-1-A has not received notice from any of its employees of such employee's intent to terminate his or her employment or bring any action against A-1-A for any reason related to the transactions contemplated by this Agreement or for any other reason.

     5.27 Past Due Obligations. Except as set forth on Exhibit 5.27, no past due obligations of A-1-A over $500 have given rise or shall give rise within 6 months after the Closing Date (except as such will be performed by A-1-A prior to the Closing so as to relieve THI of all liability therefor) to any additional liability to THI on account of their being past due.

     5.28 Environmental Compliance. Except as set forth in Exhibit 5.28, (i) A-1-A has not generated, used, transported, treated,,stored, released or disposed of, nor has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any laws or governmental regulation; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of A-1-A or the use of any property, facility or Assets of A-1-A or to the knowledge of A-1-A any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any laws or governmental regulation or which would require reporting to or notification of any governmental entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of A-1-A; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the business of A-1-A has been and his being handled or dealt with in all respects in compliance with applicable local, state and federal laws. For purposes of this Section, "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances", "hazardous materials', "hazardous wastes" or "toxic substances", or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, toxicity or "EP toxicity", and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production or crude oil, natural gas or geothermal energy.

     5.29 Tax and Other Returns and Reports. A-1-A has timely filed or will file all federal, state and local tax returns and information returns ("Tax Returns") required to be filed by them and have paid all taxes due for all periods ending on or before December 31, 1996. Adequate provision has been made in the books and records of A-1-A and in the Financial Statements referred to in Section 5.10 above for all taxes whether or not due and payable and whether or not disputed.
Exhibit 5.29.A lists the date or dates through which the IRS and any other governmental entity have examined the United States federal income tax returns or information returns and any other Tax Returns of A-1-A and of its shareholders as it may affect A-1-A. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate and in all material respects. Except as set forth in Exhibit 5.29.B, no governmental entity has, during the past three years, examined or is in the process of examining any Tax Returns of A-1-A or of any of its shareholders as it may affect A-1-A. Except as set forth on Exhibit 5.29.C, no Governmental Entity has proposed (tentatively or definitively), asserted or assessed or threatened to propose or assert, any deficiency, assessment, lien, or other claim for taxes and there would be no basis for any such delinquency, assessment, lien or claim. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against A-

1-A or any of its shareholders as it may affect A-1-A or with respect to any Tax Return filed or to be filed by A-1-A.

     5.30 Recent Dividends and Other Distributions. There has been no dividend or other distribution of assets or securities by A-1-A, whether consisting or money, property or any other thing of value, declared, issued or paid to or for the benefit of A-1-A's shareholders subsequent to the date of the most recent financial statements described in Section 5.10.

     5.31 Inventory. Except as set forth in Exhibits 5.31A and B, all of the Inventory has been received within four months of June 30, 1997 and is of a quantity and quality saleable at regular prices or usable in the ordinary course of business during 1997. Exhibit 5.31A shall specify all Inventory that was received more than four months before the Closing Date, including the calendar month in which such Inventory was received, by quantity and product family.
Exhibit 5.31B shall specify all Inventory which is not of a quality or quantity saleable or usable in the ordinary course of business.

     5.32 Purchase and Sale Obligations. All purchase, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of A-1-A have been made in the usual and ordinary course of its business in accordance with normal practices. On the Closing Date, A-1-A shall deliver to THI a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of A-1-A's obligations as of a date not earlier than ten
(10) days prior to the Closing.

     5.33 Other Information. None of the information which has been or may be furnished by A-1-A or any of its representatives to THI or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits hereto) or any Ancillary Document or any certificate or instrument delivered or to be delivered by or on behalf of A-1-A in connection with the transactions contemplated hereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

     5.34 Knowledge of A-1-A and its Shareholders. As to each representation and warranty made by A-1-A under this Article 5, any fact or information known to any shareholder of A-1-A or notice received by any shareholder of A-1-A, shall be imputed to A-1-A as if such fact or information were known to A-1-A or such notice received by A-1-A.

     6.   REPRESENTATIONS AND WARRANTIES OF THI
          -------------------------------------

     THI hereby represents and warrants to A-1-A as follows, each of which representation and warranty shall be true as of the Closing Date:

     6.1 Organization. THI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. THI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by THI, and the consummation of the transactions contemplated hereby have been duly and effectively authorized by THI's Board of Directors. Subject to Section 6.5, this Agreement has been duly and validly authorized, executed and delivered on behalf of THI. Subject to Section 6.5, this Agreement constitutes a valid and binding obligation of THI, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors, rights generally.

     6.3 Effect of Agreement. The execution, delivery and performance of this Agreement by THI and consummation by THI of the transactions contemplated hereby will not, with or without the giving or notice and the lapse of time, or both,
(a) violate any provision of law, statute, rule, regulation or executive order to which the THI is subject; (b) violate any judgment, order, writ or decree of any court applicable to THI; or (c) result in the breach of or conflict with any term, covenant, condition or provision of the Certificate of Incorporation of THI or any commitment, contract or other agreement on instrument to which THI is a party.

     6.4 Litigation. To the best knowledge of THI, there are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against it which, in its reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

     6.5 Possible Submission to Stockholder Vote. THI has been advised that the transactions contemplated herein need not be submitted to its stockholders for approval. If, prior to Closing, THI is otherwise advised by counsel, it will so notify A-1-A forthwith. As soon as is practicable thereafter, and consistent with applicable state corporate and federal securities law and regulation, the transactions contemplated in this Agreement shall be disclosed and submitted to the Terrace stockholders to consider and vote thereon. A-1-A hereby agrees fully to cooperate with THI and provide all reasonable assistance and documentation as may be necessary for THI full to comply with the applicable requirements under the proxy rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and under the applicable requirements of the NASDAQ Stock Market.

     7.  PRE-CLOSING COVENANTS OF A-1-A

     A-1-A hereby covenants and agrees with THI that A-1-A shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be:

     7.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as THI may otherwise consent in writing, A-1-A shall:

          7.1.1 operate the business of A-1-A only in the usual, regular and ordinary manner, and use its best efforts to (a) preserve the present business organization of A-1-A intact, (b) keep available the services of the present employees of A-1-A, and (c) preserve the current business relationships of A-1-A with customers, clients, suppliers, distributors and others having business dealings with it;

          7.1.2 bear the risk of loss or damage to the Assets on and prior to the Closing where such risk of loss is not the legal obligation of another, and maintain all properties necessary for the conduct of the business of A-1-A, whether owned or leased;

          7.1.3 maintain the books, records and accounts of A-1-A in the usual, regular and ordinary manner, on the basis consistent with prior periods;

          7.1.4 duly comply with all laws, rules and regulations applicable to A-1-A and to the conduct of its business;

          7.1.5 perform all of the obligations of A-1-A without default, unless such default is of no significance to A-1-A and could have no adverse impact on A-1-A, its Assets or business;

          7.1.6  neither (a) amend A-1-A's Articles of Incorporation or By-Laws;
     (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity; nor (c) change the character of the business of A-1-A;

          7.1.7 neither (a) encumber, mortgage, or voluntarily subject to lien any of the existing Assets; (b) transfer, sell, lease, license or otherwise dispose of any of, or any part of, the Assets (other than in the ordinary course of business); (c) convey, transfer or acquire any material Asset or property to, for or on behalf of A-1-A other than in the ordinary course of business; (d) enter into any arrangement, agreement or undertaking, with respect to any of the employees relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such employee; nor (e) incur any material fixed or contingent obligation or enter into any agreement, commitment, contract or other transaction or arrangement relating to the business of A-1-A or the Assets;

          7.1.8 not make any distributions or dividends of Assets or securities, nor any changes to the capital structure of A-1-A except such distributions which will not cause the Stockholders' Equity to fall below $951,966; and

          7.1.9 neither modify, change or terminate any of its material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the business of A-1-A or the Assets to any party except THI.

     7.2 Approvals, Consents and Further Assurances. A-1-A shall use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to THI copies, reasonably satisfactory in form and substance to counsel to THI, of such approvals and consents. A-1-A shall also use its best efforts to assure that the other conditions set forth in Article 10 hereof are satisfied by the Closing Date.

     7.3 Access to Properties, Records, Suppliers, Agents, Etc. A-1-A shall give to THI and to THI's counsel, financiers, accountants and other representatives access to and copies of such of A-1-A's properties, personnel, books, tax returns, contracts, commitments and records as relate to the Assets, suppliers, agents, distributors, etc. or other aspects of the business of A-1-A; and shall furnish to THI and such representatives all such additional instruments, contracts, documents or other written obligations (certified by officers of A-1-A, if so requested) and financial and other information concerning such business, Assets, suppliers, agents, etc. as THI or its representatives may from time to time request.

     7.4 Advice of Changes. If A-1-A becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, could materially adversely affect the business or Assets of A-1-A, it shall promptly advise THI in writing thereof.

     7.5 Conduct. Except as permitted or required hereby or as THI may otherwise consent in writing, neither A-1-A nor any of its shareholders shall enter into any transaction or take any action which would result in any of the representations and warranties of A-1-A contained in this Agreement or in any Ancillary Document not being true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

     7.6 Employee Benefit Plans. Except for payment of A-1-A's current obligations, A-1-A shall not incur any additional obligations or liabilities, including (i) all liabilities for all claims incurred, whether or not reported, on or before the Closing Date under all "employee welfare benefit plans," within the meaning of Section 3(l) of ERISA, (ii) all liabilities or obligations for vacations or sick leave or retiree, medical or life benefits to employees or former employees of A-1-A, and (iii) all liabilities of A-1-A for all benefits accrued under any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA under each Employee Benefit Plan.

     7.7 Satisfaction of Conditions by A-1-A. A-1-A hereby covenants and agrees with THI that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, it shall use its best efforts to assure that the conditions set forth in Article 10 hereof are satisfied by the Closing Date.

     7.8 Non-Disclosure of Negotiations and Non-Usage of Documents of THI. A-1-A hereby covenants and agrees with THI that it shall not use, show, display, describe or otherwise disclose, directly or indirectly, in any manner, this Agreement, any Exhibits hereto or any other document created by THI's counsel, in whole or in part, which was the subject of negotiations between THI and A-1-A, or any of the terms or other aspects of the negotiations between THI and A-1-A, in the event that the Closing shall not occur for any reason. A-1-A further agrees that it will return and cause all of its advisors, representatives and other parties, over which it has control, to return to THI all documents or other written materials regarding this transaction that were obtained from THI or its counsel during the course of the negotiations (including all drafts of all documents).

     7.9  Purchase of Real Estate by Affiliate.

          7.9.1 A-1-A has provided THI with a copy of a Deposit Receipt and Contract for Sale and Purchase of certain real estate and building located at 1351 Northwest 22nd Street, Pompano Beach, Florida, which land and building has been or is about to be purchased by an Affiliate of A-1-A for an aggregate purchase price of $1,975,000 and an aggregate total "project cost" of approximately $2,200,000. Said land and building is to be used and utilized for the sole purpose of operating the business of A One A Wholesale Produce, Inc. A-1-A hereby covenants and agrees with THI that it shall cause the completion and consummation of said purchase simultaneously with or prior to the consummation of the transactions contemplated by this Agreement and to cause said Affiliate to enter into the Lease and Option to Purchase attached hereto as Exhibit 10.17.

          7.9.2 To the extent that the aggregate "Project Costs" for the above land and building exceed $2,200,000 and such excess is the result of non-fixture type improvements to the building (e.g., exterior painting, etc.), then the amount of such excess costs shall be added to the rent to be paid by THI under the Lease and Option to Purchase attached hereto as Exhibit 10.17, provided that such excess shall be divided into thirty equal installments and paid over the first thirty months of said lease. Should THI purchase the real estate and building, any unpaid monthly installments of such excess shall be added to its purchase price therefor.

     8.   PRE-CLOSING COVENANTS OF THI

     8.1 Satisfaction of Conditions by THI. THI hereby covenants and agrees with A-1-A that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, THI shall use its best efforts to assure that the conditions set forth in Article 11 hereof are satisfied by the Closing Date.

     8.2 Confidentiality. Prior to the Closing, THI shall keep confidential any and all information furnished to it by A-1-A in the course of negotiations, except (i) to the extent any such information must be disclosed to any lenders interested in the transaction, (ii) to the extent such information must be disclosed to comply with the applicable securities laws, rules and regulations, and (iii) for information that is available to THI from sources other than A-1-A without violating the law. If for any reason the Closing shall not occur, THI, to the extent such information has not then already been publicly disclosed, will continue to keep such information confidential, to the extent that it is protectable by law, and will not use it and will return and cause all of its advisors, representatives and other parties over which it has control to return to A-1-A all documents or other written materials regarding A-1-A and any copies thereof obtained from A-1-A or made by it through A-1-A during the course of the negotiations.

     8.3 Real Estate Closing Penalty Advance. THI hereby covenants and agrees, in addition to the consideration to be paid under Section 3.5, to advance to and pay A-1-A the amount of the penalty required under Special Clause 2 of that certain Deposit Receipt and Contract for Sale and Purchase dated February 24, 1997 by and between A One A Wholesale Produce, Scott Davis and Virgil Scarbrough and A.M. Davis Mercantile Company for the purchase of 1351 Northwest 22nd Street, Pompano Beach, Florida, for the days commencing with June 5, 1997 through the Closing Date of this Agreement. If, for any reason, the acquisition transactions contemplated by this Agreement are not consummated, the provisions of Section 3.7 shall apply and THI shall be deemed to have paid such penalty advance by reason of the liquidated damages paid as therein provided.

     9.  POST-CLOSING COVENANTS

     9.1. Further Assurances. After the Closing hereunder, A-1-A shall take all necessary actions to formally change its names and to deliver to THI any necessary documents to enable THI to fully utilize such names as part of the Rights. A-1-A, at the request of THI, also shall execute, acknowledge and deliver to THI, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents (together with the instruments referred to in Section 1.3, referred to herein collectively as the "Ancillary Documents") and take such other action as THI may reasonably request (a) to transfer to and fully vest in THI, and protect THI's right, title and interest in and to all of A-1-A's right, title and interest in and to the Assets, and (b) otherwise to consummate the transactions contemplated by this Agreement.

          9.1.1 THI will provide to the shareholders of A-1-A reasonable access to any records of A-1-A's business which is in THI's possession and which will assist said shareholders in responding to or complying with any tax audit or other governmental inquiry or which may be necessary in connection with any litigation by or against said shareholders and relating thereto.

          9.1.2 THI will use its best efforts to maintain licenses in good standing under the Perishable Agricultural Commodity Act, 1930, as amended. Notwithstanding the foregoing, A-1-A's current shareholders, as employees of THI's subsidiaries, shall have primary responsibility for the foregoing.

          9.1.3 After the Closing, THI shall not acquire or establish a business which competes with that of A-1-A, unless such business is made a part of A-1-A, during the term of the Employment Agreements of Virgil Scarbrough and Scott Davis.

          9.1.4 After the Closing, THI will use its best efforts to secure the release of any personal guarantees which Scott Davis or Virgil Scarbrough have given directly related to any of the Liabilities. If, notwithstanding its best efforts, THI is unable to secure the release of any such personal guarantees, THI agrees to indemnify and hold Davis and Scarbrough harmless from any claims arising under such personal guarantees under Section 12.3.

     9.2 Confidentiality. A-1-A shall use its best efforts to keep confidential any and all information concerning THI and its principals and Affiliates, except for information that may be available from sources generally available to the public. If for any reason the Closing shall not occur, A-1-A will continue to use its best efforts to keep the information concerning THI and its principals and Affiliates confidential and will not use it for any purpose and will return to THI all documents or other written materials and any copies thereof obtained or made by it during the course of the negotiations concerning THI and its principals and Affiliates.

     9.3 Cooperation. A-1-A shall cooperate with THI in arranging or participating in meetings between THI and employees, suppliers, customers, agents, distributors and others who have or have had a business relationship with A-1-A, at times that are non-injurious in a material way to the operations of A-1-A.

     10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THI

     The obligations of THI pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by THI in its sole discretion:

     10.1 Accuracy of Representations and Warranties. All representations and warranties made by A-1-A (contained in this Agreement, any Exhibit or Schedule hereto, or any certificate or instrument delivered to THI or its representatives by A-1-A or its representatives) shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (i.e., with respect to representations that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists on or as of the Closing Date; and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby.

     10.2 Performance of Agreements. A-1-A shall have performed and complied with all covenants, obligations and agreements, including but not limited to those set forth in Section 3.4 of this Agreement, to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

     10.3  Litigation, Etc.

          10.3.1 Except as set forth on Exhibit 5.19A, no claim, action, suit, proceeding, arbitration, investigation or hearing or note of hearing shall be pending or threatened against or affecting THI, A-1-A or any of the Assets, which (a) might result either in an action or enjoin or prevent the consummation of the transactions contemplated by this Agreement; (b) in the reasonable judgment of THI would materially adversely affect the business of A-1-A or the ability of THI to consummate the transactions contemplated by this Agreement or to own the Assets or to operate the business of A-1-A.

          10.3.2 A-1-A shall not be in violation of any law, statute, ordinance, rule, regulation or executive order, the enforcement of which would, individually or in the aggregate, materially adversely affect the Assets or the business of A-1-A; or which would individually or in the aggregate, materially adversely affect the ability of THI to consummate the transactions contemplated by this Agreement or to own the Common Stock or to operate the business of A-1-A.

          10.3.3 No law, regulation or decree shall have been proposed, adopted or promulgated, or have become effective, the enforcement of which would materially adversely affect the ability of THI to consummate the transactions contemplated by this Agreement or to own the Common Stock or to operate any such business.

     10.4 Approvals and Consents. A-1-A shall have obtained, and THI shall have received copies of, all of the approvals and consents referred to in Section 7.2, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to THI and its counsel.

     10.5. Shareholders' Certificate. THI shall have received an accurate certificate of the shareholders of A-1-A, dated the Closing Date, satisfactory in form and substance to THI and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 10.1 through 10.3, and (b) any changes that THI is required to be notified of pursuant to Section 7.4, or that previously had not been disclosed to THI.

     10.6 Officer's Certificate. THI shall have received an accurate certificate, dated the Closing Date, of the President of A-1-A, dated as of the Closing Date, stating, among other things, that he is not aware of any material omissions or facts that would materially alter any of the Financial Statements, nor is he aware of any facts or factors that are reasonably likely to occur, or if known to other parties, that could have a material adverse effect on the financial condition, business, operations, Assets, liabilities, management or prospects of A-1-A.

     10.7 Good Standing Certificates. THI shall have received (a) a certificate of the Secretary of State of Florida, dated within 30 days before the Closing Date, certifying that the records of such state regarding A-1-A incorporated in such state reflect neither a certificate of dissolution, a court order declaring dissolution, a merger or consolidation which terminated its existence, nor suspension of its corporate powers, rights and privileges, and that in accordance with the records of such state, such corporation is authorized to exercise all of its corporate powers, rights and privileges in such state and
(b) a telegram or other document from one or more appropriate officials of the State of Florida or an affidavit of counsel with respect to telephone conversations with such officials, dated within two days before the Closing Date, to the same effect.

     10.8 No Material Adverse Change. THI shall confirm to its sole satisfaction that there have been no material adverse changes in the financial condition, business, operations, assets, liabilities, management or prospects of A-1-A, and that the unaudited Total Stockholders' Equity of A-1-A as of June 30, 1997 is no less than its audited Total Stockholders' Equity as of December 31, 1996.

     10.9 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed in a manner reasonably satisfactory to THI, such approval not to be unreasonably withheld.

     10.10 Opinion of Counsel to A-1-A. THI shall have received an opinion of Messrs. Katz and Mestre, counsel to A-1-A, addressed to THI, dated the Closing Date, to the effect set forth in, and substantially in the form, of Exhibit 10.10.

     10.11 Licenses, Permits, Consents, Etc. THI shall have received evidence, in form and substance reasonably satisfactory to counsel for THI, that such licenses, permits, consents, approvals, authorizations or orders of governmental authorities as are necessary to the consummation of the transactions contemplated by this Agreement and the continued operation of the business of A-1-A have been obtained.

     10.12 Documentation of Rights. A-1-A shall have delivered to THI true and complete copies of all of the documentation held by A-1-A relating to each of the Rights.

     10.13 Employment of Shareholders and Employee. THI shall have entered into Employment Agreements with Virgil Scarbrough, and Scott Davis in the forms attached hereto as Exhibits 3.4(a) and 3.4(b) respectively.

     10.14 Officers' Financial Certificate. THI shall have received an accurate certificate as set forth in Exhibit 10.14 from the President and Secretary of A-1-A, dated as of the Closing Date, satisfactory in form and substance to THI and its counsel, certifying that the 1996 Financial Statements are true and correct, and accurately present the financial position of A-1-A during that interim period.

     10.15 Accountants Letter. THI shall have received to THI's sole satisfaction a "comfort" letter as set forth in Exhibit 10.15 from Jewett & DuBose, independent certified public accountants for A-1-A, dated as of the Closing Date, stating, among other things, that such accountants are not aware of any material omissions or facts that would materially alter any of the Financial Statements, nor are they aware of any as of the Closing Date, or the breach of any agreement, covenant or condition required by this Agreement to be performed or complied with by A-1-A prior to the Closing Date.

     10.16 THI Financing Commitment. One day prior to the Closing Date, THI shall have secured binding commitments, satisfactory to it for not less than $3,200,000 principal amount of equity, loans or other financing, the proceeds of which will fund at Closing some or all the cash consideration to A-1-A provided in Section 3.1. Upon receipt prior to Closing of such binding commitments, THI shall so notify A-1-A.

     10.17 Lease/Option on Real Property. THI shall have received a duly executed triple net Lease and Option to Purchase the building and real estate located at 1351 Northwest 22nd Street, Pompano Beach, Florida, in the form attached hereto as Exhibit 10.17 and providing for a term of not less than ten years with not less than two-five year renewal options at an annual base rent of $209,000, together with an irrevocable right of first refusal in THI to purchase said land and building at any time after December 31, 1997 and during the term or any extension thereof, at a purchase price equal to the amount bid therefor by a bona fide independent third party bidder. Notwithstanding the foregoing, THI shall have an irrevocable option to purchase said land and building, at any time within 1997 following the Closing Date hereof, and during such time the purchase price for said land and building shall be $2,200,000, subject to a adjustment as provided in Section 7.9.2, and the seller shall provide THI with a purchase money mortgage therefor bearing interest at 9.5% with repayments based on a twenty year amortization rate and a loan term of ten years. In any purchase of said land and building on or before June 30, 1998, as a result of its exercise of its option or its right of first refusal to purchase, THI shall receive from the seller a credit of $300,000 toward said purchase price. If THI exercises its option to purchase, THI will bear the expense for title insurance, documentary stamps, recording fees, and any due diligence it requires.

     10.18 Simultaneous Closing of Affiliate Transaction. THI, simultaneously with the Closing hereunder, shall have closed and consummated that certain asset acquisition with Fresh, Inc., an Affiliate of A-1-A, which closing is scheduled for the same time and place as the Closing hereunder.

     10.19 Completion of Due Diligence.. To THI's sole satisfaction, THI shall have received sufficient information and access to such information on a timely basis regarding A-1-A.

     11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF A-1-A

     The obligations of A-1-A under this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by A-1-A in its sole discretion.

     11.1 Accuracy of Representations and Warranties. All representations and warranties by THI in this Agreement shall be

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

true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     11.2 Performance of Agreements. THI shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

     11.3 Secretary's Certificate. A-1-A shall have received a certificate from THI, substantially in the form of Exhibit 11.3, dated the Closing Date.

     11.4 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed in a manner reasonably satisfactory to A-1-A and approved by its counsel, including but not limited to (i) securing the appropriate approval(s) and/or license(s) under the Perishable Agricultural Commodities Act, 1930, as amended, and (ii) the affirmative vote of a majority of the THI shareholders voting at a meeting called for such purpose, if required under advice from THI's counsel; and such counsel to A-1-A shall have been furnished with such other instruments and documents as they shall have reasonably requested.

     11.5 No Injunction. No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

     11.6 Opinion of Counsel to Buyer. A-1-A shall have received an opinion of Fishman & Merrick, P.C., counsel to THI, addressed to A-1-A, dated as of the Closing Date, to the effect set forth in, and substantially in the form, of
Exhibit 11.6.

     12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
          INDEMNIFICATION

     12.1 Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of two
(2) years after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any material claim, written notice of which shall have been delivered to THI or A-1-A, as the case may be, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, with respect to taxes, the period shall be the applicable statute of limitations, and with respect to customer claims, the period shall be five (5) years. For purposes hereof, a material claim shall mean a claim or claims aggregating $25,000 or more, individually or in the aggregate.

     12.2 Indemnification by A-1-A. Subject to the limitations set forth in the last sentence of Section 12.1, A-1-A hereby covenants and agrees with THI that, regardless of any investigation made at any time by or on behalf of THI or any information THI may have and, regardless of the Closing hereunder, A-1-A shall indemnify THI and A-1-A and its respective directors, officers, employees, representatives and Affiliates of THI, and each of their successors and assigns (individually, a "THI Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from (i) A-1-A, or the conduct of its operations prior to the Closing, except for Liabilities specifically assumed by THI under the provisions hereof, and (ii) any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by A-1-A made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith) any taxes of any kind whatsoever, or expenses, interest or penalties relating thereto, including those that arise out of or result from the transactions contemplated by this Agreement, other than taxes relating to the conduct of the business of A-1-A after the Closing Date. If THI exercises its option to purchase pursuant to
Section 10.17, A-1-A shall have the option to indemnify THI pursuant to this Section by reducing the principal amount of the purchase money mortgage given to THI.

     If, by reason of the claim of any third party relating to any of the matters subject to indemnification under this Section 12.2, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any THI Indemnified Party, A-1-A shall promptly furnish an indemnity bond reasonably satisfactory to THI to obtain the prompt release of such lien, attachment, garnishment or execution. THI shall be entitled to reduce any amounts it owes to A-1-A in the amount owed to it by A-1-A under this Section 12.2.

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

     12.3 Indemnification by THI. Subject to the limitations set forth in the last sentence of Section 12.1, THI hereby covenants and agrees with A-1-A that THI shall indemnify A-1-A and hold it harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from (i) the conduct of the operations of A-1-A subsequent to the Closing, and (ii) any misrepresentation, breach of warranty or the nonfulfillment of any agreement, covenant or obligation by THI made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith).

     If, by reason of the claim of any third party relating to any of the matters subject to indemnification under this Section 12.3, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any A-1-A Indemnified Party, THI shall promptly furnish an indemnity bond reasonably satisfactory to A-1-A to obtain the prompt release of such lien, attachment, garnishment or execution. A-1-A shall be entitled to reduce any amounts it owes to THI in the amount owed to it by THI under this Section 12.3.

     12.4 Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a THI Indemnified Party or A-1-A (referred to hereinafter as an "Indemnified Party"), the indemnifying parties shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interest of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying parties and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying parties has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 12, for all costs and expense incurred by it in connection therewith.

     12.5 Subrogation. If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the indemnifying party at no expense to the Indemnified Party in enforcing such rights.

     13.  MISCELLANEOUS

     13.1 Expenses. Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, A-1-A and THI shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

     13.2 Termination of Agreement. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time, but not later than the Closing Date:

          (a) by mutual consent of the parties; or

          (b) by A-1-A or THI if, through no material fault of such party so electing to terminate, the Closing shall not have occurred on or prior to July 31, 1997.

     In the event of the termination of this Agreement by any party as above provided, without material fault of any party, no party shall have any liability hereunder, including any liability for damages. In the event that a condition precedent to a party's obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement rather than to waive such condition precedent and proceed with the Closing.

     13.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

     13.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     13.5 Assignment. Without limitation, and without the consent, prior, written or otherwise, of A-1-A, this Agreement and all of the rights and obligations hereunder may be assigned by THI to any entity owned or controlled by, or affiliated with it. A-1-A shall consent in writing to any such assignment. Immediately upon such assignment, THI shall be released from any obligation, of any kind or nature, under this Agreement.

     13.6 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by facsimile or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

     If to THI, to:

          Terrace Holdings, Inc.
          2699 Stirling Road
          Suite C-405
          Fort Lauderdale, Florida  33312
          Facsimile:  (954) 894-0993

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

     With a copy to:

          Gerald L. Fishman, Esq.
          Fishman & Merrick, P.C.
          30 North LaSalle Street
          Suite 3500
          Chicago, Illinois 60602
          Facsimile: (312) 726-2649

     If to A-1-A, to:

          A One A Wholesale Produce, Inc.
          4011 S.W. 47th Avenue, Suite 1112
          Fort Lauderdale, Florida 33314-4050
          Facsimile:

     With a copy to:

          Richard L. Katz, Esq.
          Katz & Mestre
          2100 Salzedo Street
          Suite 300
          Coral Gables, Florida  33134
          Facsimile:  (305) 447-8509

     13.7 Entire Agreement. This Agreement (including the Exhibits hereto) and the Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings no specifically set forth in this Agreement or in any Exhibit hereto or any Ancillary Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

     13.8 Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified; the word "or" means "and/or," and the word "person" means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

     13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     13.10 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the choice of law principles or rules thereof.

     13.11 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

     13.12 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

     13.13 Transaction Taxes. THI shall pay any and all taxes imposed upon the initial issuance, and A-1-A shall pay any and all taxes imposed upon any subsequent sale and exchange of the Common Stock and transfer of ownership thereof.

     13.14 Disclosures. Any disclosure by either party hereto pursuant to any specific provision of this Agreement shall be deemed a disclosure for all other purposes of this Agreement.

     13.15 Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

     13.16 Brokers and Finders. Each party represents and warrants there are no brokers, finders or similar persons to whom compensation will be due or owing as a result of consummation of the transactions contemplated by this Agreement and each party hereby agrees to indemnify and hold the other party harmless against any such claims.

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

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, as of the date first above written.

                         TERRACE HOLDINGS, INC.

                         By:______________________________________
                              Samuel H. Lasko, President


                         A ONE A WHOLESALE PRODUCE, INC.


                         By:______________________________________
                              _________________________, President

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